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                                                                      Exhibit 99

EDITORIAL CONTACTS:                           PRGP0000009

Jennifer Ruddock, HP
(650) 857-2110
jennifer_ruddock@hp.com

Steve Beitler, Agilent Technologies
(650) 857-2387
steve_beitler@agilent.com



                HP BOARD SETS RECORD DATE AND DISTRIBUTION DATE

                           FOR AGILENT STOCK DIVIDEND



     PALO ALTO, Calif., April 7, 2000 -- Hewlett-Packard Company (NYSE:HWP) and Agilent Technologies, Inc. (NYSE:A) today announced that the HP board of directors has declared a stock dividend of all of HP's shares in Agilent. The dividend will be distributed on June 2, 2000 to HP shareowners of record as of 5 p.m. Eastern Daylight Time on May 2, 2000. HP currently holds 380 million shares, or approximately 84.1 percent, of the outstanding common stock in Agilent.

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The Dividend Distribution
-------------------------

     The Agilent shares will be distributed to HP shareowners in the amount of approximately 0.37 shares of Agilent for each HP share. The final ratio will be based on the actual number of HP shares outstanding on the record date, May 2, 2000. On Jan. 31, 2000, the end of HP's first quarter of fiscal 2000, HP had
1.005 billion shares outstanding.


     HP shareowners will receive stock certificates for whole shares of Agilent and cash payments for fractional shares. On Aug. 3, 1999, HP received a ruling from the Internal Revenue Service that the distribution to shareowners qualifies as tax-free for U.S. federal income tax purposes. Cash received in lieu of fractional shares will be taxable. The distribution remains subject to the conditions set forth in the master separation agreement previously entered into between HP and Agilent.


Part of HP's March 1999 Strategic Realignment
---------------------------------------------

     The distribution of shares of Agilent is part of HP's strategic realignment of the company, which was announced in March 1999. The realignment created two separate companies, one composed of HP's computing and imaging businesses and the other, Agilent, containing HP's test and measurement, semiconductor products, chemical analysis and healthcare solutions businesses.


     The companies began operating separately on Nov. 1, 1999, and Agilent completed an initial public offering of approximately 15.9 percent of its common stock on Nov. 18, 1999.


Hewlett-Packard Company
-----------------------

     Hewlett-Packard Company is a leading global provider of computing and imaging solutions for business and home and is focused on capitalizing on the opportunities of the Internet and the emergence of next-generation appliances, e-services and infrastructure. HP had total revenues from operations of $42.4 billion in its 1999 fiscal year, excluding revenues from Agilent's operations.

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Agilent Technologies, Inc.
--------------------------

     Agilent Technologies, Inc. is a global leader in designing and manufacturing test, measurement and monitoring instruments, systems and solutions, and semiconductor and optical components. Agilent is a diversified technology company with 42,000 employees serving customers in more than 120 countries. The company has leadership positions in markets that include communications, electronics, life sciences and healthcare. Agilent's businesses had net revenues of $8.3 billion in fiscal year 1999.


Further Information on Distribution
-----------------------------------

     An information statement will be mailed to HP shareowners of record several business days following the May 2, 2000 record date. The statement will include the final ratio of Agilent shares to be distributed for each HP share outstanding, as well as information on how to calculate the share cost basis.


     For additional questions on the distribution, HP shareowners can visit the company's Web site, at www.hp.com/financials, or call 1-800-825-5497 (U.S. only) or 402-572-4975 (internationally). Information on Agilent can be obtained at www.investor.agilent.com or by calling 1-877-942-4200 (U.S. only) or 402-573-9919 (internationally).


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